Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of _________, 2020, between Mark H. Wilson, an individual (“Executive”), and F5 Finishes, Inc., a Delaware corporation (the “Company”). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive.

1. Term. Company hereby agrees to the employment of Executive, and Executive hereby accepts employment with the Company under the terms and conditions set forth in this Agreement. This Agreement shall commence on the date that the Company closes its initial public offering (“IPO”) of its common stock (the “Effective Date”) and, subject to the various termination provisions contained herein, shall extend through December 31, 2021 (the “Original Term”). Thereafter, on January 1 of each succeeding year, commencing with January 1, 2022 this Agreement shall automatically renew for successive one-year periods (each a “Renewal Term” and together with the Original Term, the “Term”), unless terminated according to one of the termination provisions contained herein. This Agreement shall automatically terminate in the event that the IPO does not close prior to June 30, 2020.

2. Employment.

a. Position. The Company agrees to employ Executive as its Chief Financial Officer during the Term. Executive shall report to the Chief Executive Officer of the Company.

b. Duties. Executive shall promote the interests of the Company and shall diligently, and to the best of his ability, perform all duties as are customarily performed by persons acting in such Chief Financial Officer capacity and all such other duties as may be assigned by the Chief Executive Officer from time to time to time, all in accordance with the bylaws and corporate policies of the Company in effect from time to time.

c. Time to be Devoted to Employment. Executive shall devote his full time and energy to the business of the Company. Executive shall not be engaged in any other enterprise or business activity, whether for-profit or not-for-profit in nature, which would require significant time and attention or otherwise interfere with Executive’s duties and responsibilities hereunder, without the express written consent of the Board.

3. Compensation and Benefits.

a. Base Salary. Executive shall receive an annual base salary of$250,000 per year (the “Base Salary”) payable in accordance with the Company’s regular payroll practices, as established from time to time. Executive’s Base Salary and any cash bonus or other compensation shall be subject to withholding and other applicable taxes. Base Salary may be increased from time to time, but not decreased without the written consent of Executive, by the Compensation Committee of the Board (the “Committee”) taking into consideration such factors as inflation, geographic market and competitive trends, corporate performance and circumstances, individual job performance and other factors that the Committee, in its sole discretion, deems pertinent.

b. Annual Incentive Cash Bonus. Executive will be eligible to receive an annual incentive cash bonus of up to 50% of his base salary for each full fiscal year that Executive is employed under this Agreement, provided that if the Effective Date occurs in the first quarter of 2020, the annual incentive cash bonus shall be effective for 2020, but shall be prorated accordingly. To determine Executive’s annual cash bonus, the Committee will establish a written plan in consultation with the Company’s senior management (the “Annual Cash Bonus Plan”) with (i) pre-determined quantifiable objective performance goals and metrics as determinants for a portion of the eligible bonus, and/or (ii) pre-determined qualitative subjective goals as determinants for a portion of the eligible bonus. The annual cash bonus determined to be due, if any, will be paid within 120 calendar days after the close of the Company's fiscal year and completion of an outside audit of the Company’s consolidated financial statements by the Company's independent public accounting firm.

c. Long-Term Incentive Awards.

(1) Executive will be eligible to receive equity incentive awards under the Company’s 2019 Incentive Stock Plan (the “Stock Plan”) and any other future plan that may be approved by the Company’s shareholders and adopted by the Company for each full fiscal year that Executive is employed under this Agreement. Such equity awards are intended as an incentive for future performance and to align management and shareholder interests.

(2) Upon this Agreement becoming effective, Executive will be granted (i) options to purchase 50,000 shares of the Company’s common stock and (ii) 25,000 shares of restricted stock, under the Stock Plan. The options will vest in four equal installments on each of the first four anniversaries of the grant. The restricted stock will vest in four equal installments on each of the first four anniversaries of the grant, provided that the average per share closing price of the Company’s common stock during the thirty-day period prior to the date of vesting is 10%, 15%, 20% and 25% higher than the per-share IPO price for the first, second, third and fourth anniversaries, respectively.

(3) The nature and amount of additional equity awards occurring after the Effective Date, if any, and the vesting terms will be based 100% on the discretion of the Committee based on the Committee’s assessment of the corporate and individual performance for that fiscal year. For 2021 and future years, provided that the Company has shares available for grant under the Stock Plan or other approved plans, the Committee will establish a written plan (the “Annual Long-Term Incentive Plan”) with (i) pre-determined quantifiable objective performance goals and metrics as determinants for a portion of the eligible equity award, and/or (ii) pre-determined qualitative subjective goals as determinants for a portion of the eligible equity award. The long-term incentive awards determined to be due, if any, will be awarded at the same time that other employees receive their long-term incentive grants.

d. Benefits. Executive shall be entitled to four (4) weeks of paid vacation per year or such greater amount as may be afforded senior executives under the Company’s policies in effect from time to time. Executive shall also be eligible for executive perquisites as may be available and deemed appropriate for Executive by the Board or the Committee. Executive shall also participate in any other Company benefit plan, to the extent he is eligible, that is generally available to the employees of the Company. The Company reserves the right to amend, modify or terminate any of the Company’s employee benefits at any time for any reason.

e. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable, documented business expenses incurred by Executive on behalf of the Company in performance of his duties in accordance with the Company’s policies governing such matters in effect from time to time.

4. Definitions. The following definitions shall apply with respect to this Agreement.

a. Base Salary means Executive’s annual salary; it shall not include any other benefits and special allowances for which Executive is eligible (e.g., bonuses). If Executive’s annual salary is adjusted following the Effective Date of this Agreement, the adjusted annual salary would then represent Executive’s Base Salary.

b. Change of Control means an event or the last of a series of related events by which:

(1) any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(2) during any 24-month period beginning with the Effective Date hereof, a majority of the members of the Company’s Board of Directors ceases to consist of Qualifying Directors. A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:

(A) a Director at the beginning of the period (“continuing Directors”); or

(B) a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or

(C) a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or

(D) a Director elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(E) a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(3) the Company merges or consolidates with another corporation, and holders of outstanding shares of the aggregate of the Company’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

(4) the Company sells all or a substantial portion of the consolidated assets of the Company and its subsidiaries, and the Company does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

c. Code means the Internal Revenue Code.

d. Competing Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether for-profit or not-for-profit in nature, other than the Company or its subsidiaries and affiliates, that from or at any location anywhere within a radius of one hundred (100) miles of the corporate office of the Company or any location from or at which the Company, directly or indirectly through one or more subsidiaries, maintained an office, warehouse or other facility during the two-year period ending on the date of termination of Executive's employment (1) is engaged in the business of providing commercial flooring solutions, including sales, installation and maintenance services for existing and new commercial buildings, or multi-family residential high-rise buildings or (2) provides any other products or services that the Company provided at any time during the two-year period ending on the date of termination of Executive's employment.

e. Disability means that Executive is unable to perform his duties and responsibilities hereunder to the full extent required by Company by reason of physical or mental illness, injury or incapacity that has been ongoing for either ninety (90) consecutive days or as “disability” is defined in the Company’s disability insurance policies which cover the Executive.

f. Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

g. Termination for Cause means a termination of Executive’s employment by the Company due to Executive’s:

(1) willful and material failure to perform or observe (other than by reason of Disability as contemplated in Paragraph 13), or gross negligence in the performance of, any of the terms or provisions of this Agreement, including the failure of Executive to follow the reasonable written directions of Company’s Board of Directors, and any breach of his agreements and covenants with the Company as described in Paragraphs 5, 6, 7 or 8 hereof; or

(2) dishonesty, including fraud, a breach of fiduciary duty or misconduct on the part of Executive, that is or is reasonably likely to cause material damage to the business or reputation of Company; or

(3) conviction (or a plea of nolo contendere or similar plea) of a felony or any crime involving moral turpitude; or

(4) failure to perform duties due to abuse of alcohol or drugs; or

(5) misappropriation of funds or property of the Company; or

(6) failure to comply with the significant provisions of the Company’s policies as specified in the Employee Handbook, or as otherwise adopted by the Board and provided to Executive, applicable to Executive and then in effect.

h. Termination for Good Reason means that any of the following events have taken place and Executive gives written notice of his intent to resign his employment with the Company and said resignation is submitted within thirty (30) days of the event: (i) a reduction in the Base Salary of Executive without Executive’s written consent; (ii) a relocation (or demand for relocation) of Executive’s office location and principal place of employment to a location more than fifty (50) miles from Executive’s current office location and principal place of employment; or (iii) a significant or material reduction in Executive’s job duties or level of responsibility.

i. Termination Without Cause means a termination of Executive’s employment by the Company for any reason other than those specified in subparagraph 4.g.(1) through (6) above, except for Disability which is covered in Paragraph 13.b.

j. Window Period means a period beginning thirty (30) calendar days prior to the date a Change of Control is effected and ending on the one-year anniversary of the date a Change of Control is effected.

5. Employment. The Company shall be entitled to all of the benefits and profits arising from or incident to the work, services and advice rendered by Executive relating to his work performed for the Company. Executive shall make all information available to the Company that relates to the Company’s business of which he has any knowledge and shall not use any such information or the benefits of any such information for his personal profit or that of any third party.

6. Inventions and Assignment of Rights Thereto.

a. Executive shall promptly disclose in writing to the officials designated by the Company to receive such disclosures, complete information concerning each and every substantive conception and ideas for invention, discovery, improvement, device, design, apparatus, practice, process, method or product (hereinafter referred to as “Inventions”), whether Executive considers them patentable or not, made, developed, perfected, devised, conceived or reduced to practice by Executive, either solely or in collaboration with others, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company, or resulting from any work performed by Executive for the Company or with the equipment, supplies, facilities or Confidential Information (as defined below) of the Company during the period of Executive’s employment by the Company and for a period of twenty-four (24) months after termination of employment,. Executive hereby agrees that, except as provided in Section 6.b., any Inventions made, developed, perfected, devised, conceived or reduced to practice by Executive during the period of his employment by the Company, and any other Inventions made, developed, perfected, devised, conceived or reduced to practice by Executive during a period of twenty-four (24) months after termination of his employment if based upon the Confidential Information of the Company, relating either directly or indirectly to the business, products, practices or techniques of the Company, or resulting from any work performed by Executive for the Company or with the equipment, supplies, facilities or Confidential Information of the Company, are the sole property of the Company, and he hereby assigns and agrees to assign to the Company, its successors and assigns, all of his right, title and interest in and to said Inventions, and any patent applications or Letters Patent thereon. During the time period that this covenant shall apply, Executive shall execute any and all applications, assignments or other instruments that Employer or its counsel shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect Employer’s interest in any Inventions.

b. For the avoidance of doubt, as provided in California Labor Code section 2870, nothing in this Agreement shall require Executive to assign any rights to any Invention that Executive developed entirely on Executive's own time without using any of the Company's equipment, supplies, facilities, or Trade Secrets and (i) that does not relate at the time of conception or reduction to practice of the Invention to the Company's business or the Company's actual or demonstrably anticipated research or development or (ii) that does not result from any work performed by Executive for the Company.

7. Confidentiality. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which may not be generally known in the trade and which gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, correspondence, files, records, documents, memoranda, reports, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of the Company (hereinafter referred to as “Confidential Information”), whether prepared by Executive or otherwise coming into Executive’s possession. Confidential Information does not include information that currently is generally available to or known by the public or hereafter becomes generally available to or known by the public through no fault of Executive, or is obtained by Executive from a third party who is under no obligation of confidence to the Company. Such Confidential Information, in whatever form or medium, shall remain the Company’s exclusive property, and during Executive's employment with the Company and continuing indefinitely following the termination of Executive's employment, regardless of the reason for or circumstances of Executive’s termination, Executive shall treat all Confidential Information as secret and confidential and shall not directly or indirectly (i) publish or disclose any Confidential Information to any third party (except as required in the normal course of Executive's employment or by a court order or as expressly authorized by an officer of the Company), or (ii) use any Confidential Information for Executive’s own account or purposes. Further, Executive shall, during his employment and thereafter, refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company. Upon the termination of Executive’s employment, or at any other time that the Company requests, Executive shall promptly turn over to the Company or destroy all written or tangible Confidential Information that may be in Executive’s possession or control (including all copies and summaries and notes derived from Confidential Information); provided, however, that Executive must certify to Company in writing that such destruction or return has been accomplished and provided further that Executive may retain one archival copy of any Confidential Information that may be reasonably needed to respond to possible claims involving Executive. This Section 7 shall continue to apply to any Confidential information retained as an archival copy.

8. Non-solicitation and Noncompetition.

a. Non-solicitation of Company Executives. Executive agrees that, during his employment with the Company and, regardless of the reason or circumstances of Executive’s termination, for a period of twenty-four (24) months beginning on the date of termination of Executive's employment (together, the “Covenant Period”), Executive shall not directly or indirectly, for himself or on behalf of any other person or entity, solicit or induce for employment or attempt to solicit or induce for employment or hire away for himself or any person, firm, corporation or other entity, any full-time or part-time employee of the Company or of a subsidiary or affiliate of the Company, regardless of whether the employee was employed on an “at will” basis or pursuant to a written agreement (Executive’s “Non-solicitation Covenant”).

b. Noncompetition. Executive agrees that during his employment with the Company, Executive shall not, directly or indirectly, for himself or on behalf of any other person or entity as an employee, employer, consultant, agent, lender, principal, partner, investor, stockholder, manager, member, corporate officer, director, or in any other individual or representative capacity: (i) invest in, engage in, or permit his name to be used in connection with any Competing Business, (ii) accept employment with or render services of any kind to a Competing Business, or (iii) call on, solicit or divert or attempt to call on, solicit or divert for a Competing Business any business from a person, firm, corporation or other entity that was an actual or prospective customer or account of the Company or a subsidiary of the Company during Executive’s employment with the Company (Executive’s “Noncompetition Covenant”). This Noncompetition Covenant shall not be deemed to prohibit Executive from acquiring as a personal investment not more than one percent (1%) of the capital stock of a Competing Business whose stock is traded on a national securities exchange or over-the-counter.

c. Violations. The duration of the Covenant Period shall be extended by a length of time equal to (i) the period during which Executive is in violation of Executive’s Non-solicitation Covenant or Noncompetition Covenant and (ii) without duplication, any period during which litigation or arbitration that the Company institutes to enforce Executive’s Non-solicitation Covenant or Noncompetition Covenant is pending (to the extent that Executive is in violation of Executive’s Non-solicitation Covenant or Noncompetition Covenant during this period). The Company shall not be obligated to pay Severance Payments (as described below) during (i) the period during which Executive is in violation of Executive’s Non-solicitation Covenant or Noncompetition Covenant and (ii) without duplication, any period during which litigation or arbitration that the Company institutes to enforce Executive's Non-solicitation Covenant or Noncompetition Covenant is pending.

9. At-Will Employment, Severance Payments and Other Benefits Without Cause, Due to a Termination for Good Reason or in the Event of Termination of Employment as of or Following a Change of Control.

a. Nothing in this Agreement or in any of the Company’s personnel policies will be deemed to constitute a right to employment or to otherwise obligate the Company to employ Executive. At all times, Executive’s employment with the Company is “at-will,” which means that Executive may resign at any time for any reason and the Company may terminate Executive’s employment at any time for any reason or for no reason at all, with or without advance notice (provided that any notice of termination by either party shall be in writing). If Executive’s employment is terminated for any reason, this Agreement will terminate automatically, Executive shall have no further rights or obligations hereunder except for the provisions that expressly survive the termination of this Agreement, and the Company shall have no further obligations to Executive, other than for payment of Executive’s Base Salary through the date of termination to the extent not theretofore paid, or such obligations as are otherwise expressly provided in this Agreement.

b. In the event that, at any time during the Term, (i) Executive’s employment is terminated by a Termination Without Cause by either the Company or by the Company’s successor following a Change of Control wherein the successor has assumed and agreed to perform all of the Company’s obligations under this Agreement, or (ii) Executive terminates his employment as a result of a Termination for Good Reason, the Company or its successor, as the case may be, will provide payment and benefits to Executive as stipulated in Paragraph 9.d. below and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

c. In the event of a pending Change of Control wherein the Company and Executive have not received written notice at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change of Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the Change of Control date to assume and agree to perform all of the Company’s obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change of Control shall be deemed to be a Termination Without Cause as of the date of such Change of Control, and the Company will provide payment and benefits to Executive as stipulated in Paragraph 9.d. below and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

d. For a termination of Executive’s employment as described in Paragraphs 9.b. or 9.c., the Company shall make the following payments and provide the following benefits to Executive:

(1) Accrued Salary and Benefits. The Company shall pay Executive’s Base Salary through the effective date of termination of Executive’s employment. In addition, Executive shall receive the following: (i) payment for accrued but unused vacation time through the date of termination, payable within fifteen (15) days of the termination date; and (ii) group health coverage, including eligible medical, dental and vision insurance that Executive was participating in at the time of termination, through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA).

(2) Severance. For a termination of Executive’s employment as described in Paragraphs 9.b or 9.c, the Company shall additionally pay to Executive an amount equal to 75% of his of Base Salary in effect at the time of termination of his employment (“Severance”) for twelve months (the “Severance Period”) following the termination of his employment. Executive’s right to continue receiving Severance payments shall terminate at such time as he has accepted an offer for, and commenced, full-time employment, advisory, consulting or other full-time work, provided that in the event that any alternative employment be at a salary rate less than 75% of your last Company salary rate, the Company will continue the severance payment for the remaining Severance Period at such lesser amount so that the combined monthly salary from Executive’s new position and the Company’s monthly payment is equal to 75% of your last Company monthly salary rate. Executive shall notify the Company in writing within five (5) business days after accepting such full-time employment or engagement, which notice shall set forth the date on which Executive is to commence or has commenced work in the new position. Until such time as Executive so notifies the Company, the Company will authorize a month of severance pay continuation for the then-current month; provided, however, that if executive commences working in his new position during the then-current month, Severance for such month will be pro-rated accordingly. For purposes of clarification, Executive’s right to receive severance payments will, as applicable, cease permanently or be permanently reduced through the end of the Severance Period, upon commencement of work in his new position. Executive shall use reasonable commercial efforts to find a new, full-time position and commence work in that position as soon as practicable.

(3) COBRA. Executive’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the eligible Executive’s employment terminates. Executive and his eligible dependents may then be eligible to elect temporary continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If Executive elects COBRA continuation coverage, Executive (and, if applicable, his eligible dependents) may continue coverage at his own expense in accordance with COBRA or other applicable laws.

e. Severance will be payable in installments over a twelve- month period (“Severance Payments”), beginning on the next regular payroll payment date in accordance with the Company’s normal payroll practice, except that 401k contributions will not be allowed on any severance payments. To the extent that any Severance Payment is not subject to Code Section 409A, the Company may, in its sole discretion, elect to make Executive’s severance payment in a lump sum in cash within sixty (60) days after Executive’s date of termination. If paid in installments, each installment shall be treated as a separate payment for Code Section 409A purposes. To the extent necessary to comply with Code Section 409A, if the Severance Payment could be made or commence in more than one taxable year depending upon when Executive executes the release, the payment will be made or commence in the later taxable year.

f. Payment of any Severance or post-termination benefits described in Paragraph 9.d. above shall be conditioned upon the following:

(1) If Executive is eligible to receive severance benefits under any other severance plan created by the Company, then the Company will reduce dollar for dollar any benefit due under this Agreement.

(2) Executive understands and agrees that no Severance Payments shall be made and no post-termination benefits provided to Executive pursuant to Paragraph 9.d. unless Executive enters into a separation agreement including a general release of claims and obligations against the Company and its affiliates in a form and substance acceptable to the Company and its counsel within fifty-two (52) days after Executive’s date of termination, and provided that Executive have not rescinded such separation agreement within seven (7) days thereafter; provided, that such separation agreement shall contain no post-employment restrictions on competition and/or solicitation other than those contained in this Agreement.

10. Acceleration of Stock Options and Restricted Stock in the Event of a Change of Control. In the event of a Change of Control, all of Executive’s outstanding options shall become fully vested and exercisable, and all restrictions on the shares underlying Executive’s restricted stock awards shall lapse upon the occurrence of both:

a. A Change of Control; and

b. (i) A Termination Without Cause by the Company during the Window Period or (ii) a Termination for Good Reason by Executive during the Window Period.

11. Section 280G Limitation on Severance Payments. The Severance Payments as described in Paragraph 9d.(2) of this Agreement shall be reduced as necessary so that the present value, as determined in accordance § 280G(d)(4) of the Code, of the sum of (i) the Severance Payments and (ii) all other payments, if any, that must be taken into account for purposes of computation under § 280G(b)(2)(A)(ii) of the Internal Revenue Code in respect of Executive does not exceed 2.99 times Executive’s base amount, as “base amount” is defined in § 280G(b)(3) of the Code.

12. Resignation, Termination for Cause. Upon Executive’s resignation other than a Termination for Good Reason, or upon a Termination for Cause, (i) the Company shall (a) pay Executive’s Base Salary through the effective date of termination of Executive’s employment, (b) pay Executive for accrued but unused vacation time through the date of termination, payable within fifteen (15) days of the termination date, and (c) provide to Executive group health coverage, including eligible medical, dental and vision insurance that Executive was participating in at the time of termination, through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA), and (ii) Executive shall thereafter not be entitled to any Severance Payments or additional payments or benefits from the Company and all the agreements referred to in Paragraphs 5, 6, 7 and 8 shall apply as written.

13. Death or Disability.

a. Death.  In the event that Executive dies during the Term hereof, this Agreement shall terminate and the Company shall have no further liability or obligation hereunder to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. All unvested stock options, restricted stock or restricted stock units owned by Executive at the time of death shall immediately vest in accordance with their terms of grant, and Executive’s heirs, legal representatives or administrators will be entitled to receive payment for Executive’s Base Salary and accrued but unused vacation time through the date of death and the other benefits, rights and/or payments prescribed under any employee welfare or benefit plans in which Executive was participating at the time of his death in accordance with the terms and conditions of such plans.

b. Disability.  In the event that Executive is unable fully to perform his duties and responsibilities hereunder by reason of his Disability, this Agreement may be terminated by Executive or the Company with written notice that, in the opinion of the party providing notice, a Disability (as defined herein) exists as of the date of notice and such party intends to terminate this Agreement for Disability reasons within fifteen (15) days from the date of notice. Any such Disability termination by Executive shall be accompanied by a written statement from a qualified licensed physician that Executive’s health has become impaired to an extent that makes the continued performance of his duties hereunder, with or without reasonable accommodation, hazardous to his physical or mental health or his life. In the event of any dispute as to whether a qualified Disability exists under this Paragraph 13, Executive shall submit to a physical examination by a licensed physician selected by Company and reasonably acceptable to Executive. Executive shall continue to be compensated as provided in this Agreement through the date of written notice and for fifteen (15) days after the date of written notice. If this Agreement is terminated for Disability, then Executive shall be paid a special benefit of his regular Base Salary for the twelve-month period after termination. In addition, all unvested stock options, restricted stock and restricted stock units owned by Executive as of the Disability termination date shall immediately vest, and Executive will be entitled to receive payment for Executive’s Base Salary and accrued but unused vacation time through the effective date of termination and the other the benefits, rights and/or payments prescribed under any employee welfare or benefit plan in which Executive was participating at the time of such Disability in accordance with the terms and conditions of such plans.

14. Reasonableness of Restrictions. Executive agrees that (a) the covenants contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof are necessary for the protection of Company’s business goodwill and trade secrets, and (b) a portion of the compensation paid to Executive under this Agreement and any Severance Compensation is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged. If the scope of any restriction contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum permitted by law, and the parties hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

15. Enforcement. Executive acknowledges that his employment with Company is special and unique in character and that Executive will acquire special skill and training and gain special knowledge during Executive’s employment with Company; that the restrictions contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants referred to in Paragraph 8 hereof are reasonable and necessary to protect the legitimate interests of Company and its subsidiaries and affiliates; that Company would not have entered into this Agreement in the absence of such restrictions; and that any violation of any provision of those Paragraphs is likely to result in immediate and irreparable injury to Company. Executive also acknowledges that Company shall be entitled to preliminary and permanent injunctive relief and restraining orders, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. The existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

16. Copy of Covenants. Until the expiration of the applicable restrictions, Executive will provide, and Company similarly may provide, a copy of the covenants contained in Paragraphs 5, 6 and 7 hereof and the Non-solicitation and Noncompetition Covenants in Paragraph 8 hereof to any business or enterprise which Executive may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or (iii) with which he may use or permit his name to be used.

17. Cooperation. Upon termination of Executive’s employment for any reason, other than for Death, Disability or a Termination for Cause, Executive shall fully cooperate with and assist Company in the transition of all significant areas of Executive’s responsibility for the conduct of Company’s business to the officers and employees of Company who have been assigned by Company to assume such duties. In this regard, and without limiting Executive’s obligation to assist with the transition, Executive shall within one (1) week of the effective date of his termination, deliver a transition memorandum to Company setting forth in reasonable detail, all material open matters with respect to which Executive has been devoting his attention including the status of such matters, the anticipated timeline for completion of such uncompleted matters, key persons within and outside of the Company who are involved in such matters and their respective roles, and any other information reasonably necessary or appropriate in order to effect the transition of responsibility for such matters from Executive to the persons to whom they have been reassigned including copies of pertinent background correspondence and documents in Executive’s possession. Following termination of employment, Executive shall have no further responsibility for the advancement or resolution of any open matters, but shall make himself reasonably available by telephone or timely email correspondence for up to sixty (60) days following the termination of employment to respond to questions about the facts and circumstances surrounding and applicable to the open matters. Failure to fully comply with this Paragraph shall be grounds for withholding post-termination Severance Payments and any benefits due to Executive, but only if Executive is given written notice that the Board believes that he is not fully cooperating, which notice states the reasons therefore, and after Executive is given fifteen (15) days to cure such alleged non-cooperation. If such alleged non-cooperation is ultimately cured, then any post-termination Severance Payments or benefits which may have been withheld shall be promptly resumed including all back payments.

18. Breach of this Agreement by the Company. If termination of Executive’s employment arises out of Company’s failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Paragraph 30 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, the Non-solicitation Covenant and the Noncompetition Covenant in Paragraph 8. hereof shall not apply in the event this Agreement is terminated as a result of a breach by the Company during the Term of this Agreement.

19. Deferred Compensation.

a. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

b. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by the following paragraph.

c. If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of (i) thirty (30) days following Executive’s death or (ii) the first day of the seventh month following Executive’s separation from service.

d. The provisions of this Section shall survive the termination of this Agreement.

20. Prohibition Against Assignment by Executive. Executive shall not assign, transfer, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Company, this Agreement being personal to Executive. This Agreement shall, however, inure to the benefit of Executive’s estate, dependents, beneficiaries and legal representatives in the event of Executive’s death or incapacity as set forth in Paragraph 13. Subject to the terms of this Agreement, Company may merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization and, as a result of such merger, consolidation or transfer, this Agreement shall bind the successor of Company resulting from such merger, consolidation or transfer, provide that the successor of Company’s business to assume and agrees in writing prior to the closing of the merger, consolidation or transfer to perform all of the Company’s obligations hereunder. No such merger, consolidation or transfer, however, shall relieve the parties from liability and responsibility for the performance of their respective duties and obligations hereunder.

21. Notice. Any and all notices. designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail, return receipt requested, which shall be addressed, in the case of the Company, to its office in Livermore, California, and in Executive’s case to his last known place of residence as reflected on the Company’s records.

22. Entire Agreement. This Agreement, together with any stock option, restricted stock or restricted stock unit agreements between Executive and the Company constitute the entire agreement between Executive and the Company and contain all of the agreements between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof.

23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives, executors, administrators, and successors, subject only to limitations or restrictions as specifically set forth hereon.

24. No Other Agreements. Executive hereby represents that he is not a party to any agreement which would be an impediment to entering into this Agreement or preclude him from entering into this Agreement, and he affirms that he has no agreement with any other party that would preclude his compliance with any of his obligations under this Agreement.

25. Amendment of Agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by Executive and an authorized designated representative of the Board.

26. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

27. Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

28. Waiver or Breach. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

29. Governing Law. This Agreement shall be subject to and governed by the laws of the State of California.

30. Arbitration of Disputes. Any dispute arising under this Agreement shall be resolved through final and binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. This shall be in lieu of any right to a jury trial, which right is expressly waived. The arbitrator(s) shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order back-pay, severance compensation, and vesting of stock options, restricted stock or restricted stock units (or cash compensation in lieu of such vesting) if they determine that Executive is so entitled under the applicable provisions of this Agreement. The arbitrator(s) shall have the authority to order reimbursement by Executive of any compensation or benefits that he received under this Agreement if they determine that such compensation or benefits should not have been paid by Company under the applicable provisions of this Agreement, and they may order payment of actual or imputed damages incurred by Company for a breach under Paragraphs 5, 6, 7 or 8 of this Agreement. The direct out-of-pocket costs of arbitration proceedings (for example, arbitrators’ fees, stenographer, rental of a venue for the proceedings, etc.) shall be borne by the plaintiff bringing the action, but the arbitrator(s) may award an allocation or reimbursement of costs, including those incurred to enforce this Agreement and legal fees, and interest on any damages and costs awarded. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Any such arbitration proceeding shall be conducted in San Francisco, California.

In witness whereof, the parties have executed this Agreement as of the date first above written.

F5 Finishes, Inc.

By:
Mark H. Wilson
Its:

[Signature page to Executive Employment Agreement.]

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